EXHIBIT 99.1

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Board of Directors

Marvel Entertainment, Inc.

417 Fifth Avenue

New York, NY 10016

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated August 30, 2009, to the Board of Directors of Marvel Entertainment, Inc. (“Marvel”) as Annex C to, and to the reference thereto under the headings “SUMMARY—Opinion of Marvel’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Marvel Board of Directors and Its Reasons for the Merger” and “THE MERGER—Opinion of Marvel’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Marvel and The Walt Disney Company (“Disney”), which proxy statement/prospectus forms a part of Amendment No. 3 to Disney’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

                             INCORPORATED

December 1, 2009